Exhibit 10.63

Third Amendment to Revolver Promissory Note

        THIS THIRD AMENDMENT TO REVOLVER PROMISSORY NOTE dated this 1st day of July 2004, is by and among Danzer Industries, Inc. ("Borrower") and Fair Holdings, Inc. ("Fair"), an Ohio corporation. The parties agree as follows:

Recitals

        WHEREAS, Borrower and Fair entered into that certain Promissory Note dated August 15, 2001in the principal amount of $1,000,000 ("Note") which was subsequently amended by that certain First Amendment to Revolver Promissory Note dated September 31, 2003 whereby Fair agreed to increase the amount that Borrower may borrow under the Note to $1,500,000.00;

        WHEREAS, Borrower has requested and Fair has agreed to increase the amount that Borrower my borrow under the Note to $3,000,000.00

        WHEREAS, Fair is willing to amend the Note subject to the terms herein and subject to the prior amendments of the Note as herein provided;

        NOW THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Note shall be, and hereby is, amended as provided herein and the parties further agree as follows:

1.
Increase in the allowable principal balance:  The Note's principal balance of $1,500,000 is hereby increased to $3,000,000.00 such that Borrower may borrow up to a total amended principal balance on the Note of $3,000.00.00.

        All other terms and conditions contained in the Note shall remain the same and shall continue in full force and effect that are not specifically amended herein and shall continue during the amended term of the Note without change.

        IN WITNESS WHEREOF, Borrower, and Fair have caused this Third Amendment to Promissory Note to be executed by its duly authorized by their representatives as of the day first written above.

Fair Holdings, Inc. By: /s/ Timothy S. Durham Timothy S. Durham, Chief Executive Officer Danzer Industries, Inc. By: /s/ Terry Whitesell Terry Whitesell, Chairman of the Board

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